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                                                                   Exhibit 10.55


                                                          February 28, 2000
Mr. E.B. Martin
c/o Tritel, Inc.
111 East Capitol Street, Suite 500
Jackson, Mississippi  39201

Dear Mr. Martin:

     Reference is made to that certain agreement and plan of reorganization and contribution by and among TeleCorp PCS, Inc. ("TeleCorp"), Tritel, Inc. ("Tritel"), and AT&T Wireless Services, Inc., dated as of February 28, 2000 (the "Reorganization Agreement"). Capitalized words and phrases used and not defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

     In the event that either Thomas Sullivan or Gerald Vento, separately or together, in one or a series of transactions, shall engage in a Control Transfer Transaction (as herein defined), you shall be entitled to receive from Tritel as additional Tritel Merger Consideration in the Second Merger for your shares of Tritel Voting Preference Stock, par value $0.01 per share, an amount of funds (the source of which shall be Tritel and not TeleCorp or the Holding Company) equal to 50% of the sum of (i) the amount by which the consideration received by Gerald Vento in the Control Transfer Transaction exceeds the sum of (x) $10,000,000 and (y) interest on $10,000,000 calculated from the Closing through the effective date of the Control Transfer Transaction calculated at the yield reported by The Wall Street Journal for 30-day United States Government Treasury Securities on the date of the Closing (the "Applicable Rate") and (ii) the amount by which the consideration received by Thomas Sullivan in the Control Transfer Transaction exceeds the sum of (w) $10,000,000 and (z) interest on $10,000,000 calculated from the Closing through the effective date of the Control Transfer Transaction calculated at the Applicable Rate (the sum of the amounts specified in (i) and (ii) being the "Control Appreciation Amount"). Consideration in a Control Transfer Transaction shall include cash, securities, licenses and other intangible rights, forgiveness of indebtedness and any payments to third parties for the benefit of Thomas Sullivan and Gerald Vento;
it being understood that consideration received by either Thomas Sullivan or Gerald Vento for shares of Holding Company Capital Stock other than Voting Preference Stock sold by them to a third party contemporaneously with a Control Transfer Transaction shall not be attributed to consideration received in the Control Transfer Transaction. In the event any portion of the consideration directly or indirectly received by Thomas Sullivan or Gerald Vento in the Control Transfer Transaction consists of securities, assets or intangible rights, such portion of the consideration
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shall be valued at the fair market value thereof as of the effective date of the
Control Transfer Transaction. Tritel shall provide you with notice that an agreement involving a Control Transfer Transaction has been entered into by itself and/or either or both of Thomas Sullivan and Gerald Vento promptly after it becomes aware of such agreement and Tritel shall, or in the event Tritel is not a party to the Agreement, Thomas Sullivan and/or Gerald Vento shall, deliver to you fully executed copies of such agreement(s) within two Business Days of the date of such agreement(s). Tritel shall pay the Control Appreciation Amount in immediately available funds on the date on which the Control Transfer Transaction becomes effective.

     Neither the Holding Company nor any of its subsidiaries shall claim on any income tax return a deduction for any amounts payable under this letter agreement, except to the extent that a court of competent jurisdiction reaches a final determination, or you agree with any relevant taxing authority, that any such amounts constitute compensation to you.

     TeleCorp and Tritel shall cause the Holding Company to execute an acknowledgement of Tritel's obligations under this Agreement and the Holding Company's obligation under the immediately preceding paragraph reasonably satisfactory to you no later than the Closing under the Reorganization Agreement.

     As used herein, a "Control Transfer Transaction" means any one or a series of transactions as a result of which the voting power of Voting Preference Stock representing in excess of 50% of the voting power of all then outstanding shares of Holding Company Capital Stock entitled to vote generally in the election of directors is directly or indirectly sold, transferred, assigned, exchanged or converted including, without limitation, (i) by a sale, transfer or exchange of the record or beneficial ownership of Voting Preference Stock, (ii) by any merger, consolidation, recapitalization or restructuring involving the Holding Company, (iii) by the execution and delivery of a voting, trust or custody agreement or the deposit of Voting Preference Stock into a trust or similar arrangement or (iv) through any other arrangement or understanding as a result of which a third party acquires the power to vote such Voting Preference Stock, irrespective of whether record or beneficial ownership has been transferred.

     All notices and other communications which are required or may be given under this letter agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied or mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

     If to Tritel:                 Tritel, Inc.
                                   111 East Capitol Street, Suite 500
                                   Jackson, Mississippi 39201

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     If to E.B. Martin:            2306 Twin Lakes Cr.
                                   Jackson, Mississippi  39211

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     Kindly acknowledge your agreement to the foregoing by executing this letter where indicated below, whereupon this letter agreement shall constitute a valid and binding agreement of the parties hereto.

                                         Very truly yours,

                                         TELECORP PCS, INC.



                                         By_________________________

                                         Name:
                                         Title:

                                         TRITEL, INC.



                                         By_________________________

                                         Name:
                                         Title:



Agreed to as of the date first           With respect to the fourth sentence
written above                            of the second paragraph only:




_______________________________          ___________________________________
         E.B. Martin                     Thomas Sullivan




                                         ___________________________________
                                         Gerald Vento

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